UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant X
Filed by a party other than the registrant ____
Check the appropriate box:
____ Preliminary proxy statement

X Definitive Proxy Statement.
____ Definitive Additional Materials.
____ Soliciting Material Pursuant to §240.14a-12.
National HealthCare Corporation
(Name of Registrant as Specified in Its Charter)
________________________________________ (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing fee (check the appropriate box):
X No Fee required.
____ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
Title of each class of securities to which transaction applies:
Aggregate number of securities to which transaction applies:
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Proposed Maximum aggregate value of transaction:
Total fee paid:
Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid:
Form, Schedule or Registration Statement No.:
Filing Party:
Date Filed:

April 4, 2019

Dear Fellow Shareholder:

It is our pleasure to invite you to attend NHC’s 2019 Annual Meeting of Shareholders. The annual meeting will be held on Thursday, May 9, 2019 at 4:00 PM CDT on the 14th Floor of the City Center located at 100 E. Vine Street, Murfreesboro, Tennessee 37130.

The Notice of Annual Meeting and Proxy Statement in this mailing describe the business items we plan to address at the annual meeting. We also will present a brief report on our business and respond to your questions. Our 2018 Annual Report to Shareholders, which is not a part of our proxy solicitations materials, is also enclosed. We encourage you to read our Annual Report.

Your vote is very important. Please take the time to cast your vote regardless of the number of shares you own. You have the option to cast your proxy vote by telephone (1-800-690-6903) or online at www.proxyvote.com as provided by Broadridge Financial Solutions. These are quick, cost-effective and easy ways for you to submit your proxy. If you vote by telephone or via the internet, you do not need to return the enclosed proxy card by mail. If you prefer to vote by mail, please promptly sign, date and return the enclosed proxy card in the postage-paid envelope provided.

We look forward to seeing you on Thursday, May 9, 2019.

Best regards,

Robert G. Adams Chairman of the Board	Stephen F. Flatt Chief Executive Officer
City Center – 100 E. Vine Street – Murfreesboro, TN 37130 – (615) 890-2020

NHC

100 E. Vine Street

Murfreesboro, TN 37130

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2019 Annual Meeting of the Shareholders of National HealthCare Corporation will be held on the 14th Floor of the City Center at 100 E. Vine Street, Murfreesboro, Tennessee, on Thursday, May 9, 2019, at 4:00 PM CDT. At the meeting, we will vote on the following items and any other matters that are properly presented at the meeting:

1)	The re-election of Stephen F. Flatt and Richard F. LaRoche, Jr. as directors to hold office for a three (3) year term and until their successors have been duly elected and qualified; and

2)	Transact such other business as may properly come before the meeting or any continuances of it.

The nominees for re-election as directors currently serve as directors of the Company. Lawrence C. Tucker submitted his intentions to the Board at the February 14, 2019 meeting to retire as a Director and not to stand for reelection. Accordingly, Mr. Tucker’s term as a Director will end when his current term expires at the 2019 Annual Meeting.

The Board has chosen the close of business on Wednesday, March 20, 2019 as the record date for the determination of shareholders who must be notified of and who are eligible to vote at the meeting or at any postponement or adjournment of the meeting.

Please use the toll-free phone number 1-800-690-6903 or vote online at www.proxyvote.com (provided by Broadridge Financial Solutions) or sign, date, and return the proxy card promptly in the enclosed envelope. All proxy materials are also available via the website at www.nhccare.com. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

As authorized by the Board of Directors,

Kristina R. Hulsey
Secretary

April 4, 2019

Murfreesboro, TN

Your Vote is Important!

NHC

------------------------------------

100 E. Vine Street

Murfreesboro, Tennessee 37130

------------------------------------

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE MEETING

Why are you receiving these proxy materials?

We are providing these proxy materials to you because NHC’s Board of Directors (the “Board”) is asking (or soliciting) shareholders to provide proxies to be voted at our 2019 Annual Meeting of the Shareholders (the “Meeting”). The Meeting is scheduled for Thursday, May 9, 2019 at NHC’s principal executive office, located on the 14th Floor of the City Center at 100 E. Vine Street, Murfreesboro, Tennessee. Your proxy will be used at the Meeting or at any adjournment or postponement of the Meeting. In this Proxy Statement, we refer to National HealthCare Corporation as “NHC,” “we,” “our” or the “Company.”

What is a proxy?

A proxy is a legal designation of another person to vote your shares. You may authorize the other person by phone or via an Internet website. You also may do so in writing by filling out your proxy card if you hold shares in your own name. If you hold shares through a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer voting by mail, by completion of a voting instruction card, by telephone or via the Internet.

When is this Proxy Statement (with Annual Report) being mailed?

This Proxy Statement and the proxy card are first being sent to shareholders on or near April 4, 2019. A copy of the Annual Report on Form 10-K for the Company for the year ended December 31, 2018, including audited financial statements, is also enclosed.

Are the proxy materials available on the Internet?

A full set of proxy materials is available on the NHC website at www.nhccare.com. Just click on the button labeled “2019 Proxy Materials” after clicking on the “Investor” tab. Our Company maintains the confidentiality of shareholders who use our website. We do not utilize “cookies” or other tracking features on the NHC website.

What is a shareholder of record?

A shareholder of record or registered shareholder is a shareholder whose ownership of NHC Common Stock is reflected directly on the books and records of the Company’s transfer agent. If you hold NHC Common Stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a shareholder of record. For shares held in street name, the shareholder of record is your bank, broker or similar organization.

How can you vote?

If you are a shareholder of record, you may vote by using the toll-free number 1-800-690-6903 or via the Internet at www.proxyvote.com. Your proxy card includes instructions for using these quick, cost-effective and easy voting methods. You also may simply fill out, sign and date your proxy card and mail it in the prepaid envelope included with these proxy materials. If you vote by telephone or the Internet, DO NOT return your proxy card by mail. You will need to follow the instructions when you vote using any of these methods to make sure your vote will be counted at the Meeting. You also may vote by submitting a ballot in person if you attend the Meeting; however, we encourage you to vote by proxy card, by telephone, or via the Internet even if you plan to attend the Meeting.

If you hold shares through a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer voting by mail (with the completion of a voting instruction card), by telephone and the Internet. If you hold shares through a broker or other nominee and wish to vote your shares at the meeting, you must obtain a legal proxy from your broker or nominee and present it to the inspector of election with your ballot when you vote at the Meeting.

Can I revoke my proxy or change my vote?

You have the power and right to revoke the proxy or change your vote at any time before the Meeting. If you are a shareholder of record, you may change or revoke your proxy by filing with the Secretary of the Company (i) a written revocation or (ii) your proxy with a later date than the prior proxy. Furthermore, if you attend the Meeting, you may elect to vote in person, thereby canceling the proxy. Attendance at the Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request at the Meeting.

If you hold your shares through a broker or other nominee, you may change or revoke your voting instructions by following the specific directions provided to you by your bank, broker or other nominee. If you have obtained a legal proxy from your bank, broker or other nominee you may cancel your prior proxy by attending the Meeting and voting in person. Attendance at the Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request at the Meeting.

Who is entitled to vote at the Meeting?

All shareholders who held shares of Common Stock at the end of the business day on Wednesday, March 20, 2019 (the “Record Date”) are entitled to receive notice of and to vote at the Meeting.

Who attends the Meeting?

Shareholders (or their authorized representatives) and our guests are invited to attend the Meeting.

How will your shares be represented at the Meeting?

At the Meeting, the officers named in the proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as our Board recommends, which is:

“FOR” the re-election of each of the nominees for director named in this Proxy Statement (Proposal I);

Are there any other matters to be addressed at the Meeting?

We know of no other matters to be brought before the Meeting, but if other matters are brought up before or at the Meeting, the officers named in your proxy would take action in their judgment in the best interests of our Company and its shareholders.

How many shares will be voted at the Meeting?

All shareholders who hold shares of Common Stock at the end of the business day on the Record Date are entitled to vote at the Meeting. As of March 20, 2019, there were 15,303,990 shares of Common Stock, par value $0.01 per share (“Common Stock”) outstanding. Each holder of shares of Common Stock is entitled to one vote per share on all matters properly brought before the Meeting. Shareholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

What constitutes a quorum for the Meeting?

The holders of a majority of the voting power of the shares of Common Stock outstanding on the Record Date will constitute a quorum at the Meeting. Shares of Common Stock represented in person or by proxy at the Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Meeting) will be tabulated by the Company’s Secretary who will determine whether or not a quorum is present.

How many votes are required for the proposals?

The affirmative vote of a majority of the shares voted at the meeting is required for the approval of the election of directors.

How will abstentions be counted?

Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter but will not be counted as votes cast on such matter. As a result, once a quorum is established, abstentions will have no effect of Proposal I.

What is a broker non-vote and how is it counted?

If a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Each of the proposals to be voted on at the Meeting is a non-routine matter. Consequently, without your voting instructions, your brokerage firm cannot vote your shares on any of the proposals. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients and who do not have discretionary authority to vote on non-routine matters. Accordingly, a “broker non-vote” may affect establishment of a quorum, but, once a quorum is established, will have no effect on the voting on Proposal I.

Are there any dissenters’ rights or appraisal rights with respect to any of the proposals described in this Proxy Statement?

There are no rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

Where can I find the voting results of the Meeting?

The Company will announce preliminary or final voting results at the Meeting and publish final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days of the completion of the Meeting.

Are there any shareholders that beneficially own more than 5% of NHC’s Common Stock?

The following information is based upon filings made by the persons or entities identified below with the SEC. Except as set forth below, as of the close of business on March 20, 2019, no person or entity was known to us to beneficially own more than 5% of the outstanding Common Stock.

Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership of Common Stock	Percent of Class(1)
National Health Corporation(2) P. O. Box 1398 Murfreesboro, TN 37133	1,084,763	7.1%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	877,280(3)	5.7%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	886,555(4)	5.8%

*Columns that do not apply have been deleted.

(1)

The percentages shown are based on 15,303,990 shares of Common Stock outstanding plus, as to each individual and group listed, the number of shares of Common Stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming the exercise of options that are exercisable within 60 days.

(2)

National Health Corporation is owned solely by the National Health Corporation Leveraged Employee Stock Ownership Plan & Trust. Its board of directors is composed of, Brian Kidd, Jeffrey R. Smith and R. Michael Ussery, all of whom disclaim any beneficial ownership thereof.

(3)	Based solely on information provided by BlackRock, Inc. on a Schedule 13G filed February 8, 2019.
(4)	Based solely on information provided by The Vanguard Group on a Schedule 13G/A filed February 11, 2019.

DIRECTORS OF THE COMPANY

NHC currently has an eight person Board. Lawrence C. Tucker, a director of the Company since 1998, has notified the Company that he will not stand for re-election at the 2019 Annual Meeting and will retire from the Board effective immediately after the Meeting, at which time the number of directors will be reduced to seven as provided in the Company’s Bylaws. Directors each serve a three-year term (except that directors appointed or elected to fill a vacancy may serve a shorter initial term) and may be removed from office for cause only. The following table gives information about our directors:

Name and Address of Directors	Age	Position	Expiration of Term

J. Paul Abernathy, M.D. 2102 Greenland Dr. Murfreesboro, TN 37130	83	Director	2021
Robert G. Adams 100 Vine St., Ste. 1400 Murfreesboro, TN 37130	72	Chairman of the Board	2021
W. Andrew Adams 222 Robert Rose Drive Murfreesboro, TN 37129	73	Director	2020
Ernest G. Burgess III 7097 Franklin Road Murfreesboro, TN 37128	79	Director	2020
Stephen F. Flatt 100 Vine St. Ste 1400 Murfreesboro, TN 37130	63	Director & CEO	2019
Emil E. Hassan 8400 Heirloom Blvd College Grove, TN 37046	72	Director	2020
Richard F. LaRoche, Jr. 2103 Shannon Dr. Murfreesboro, TN 37129	74	Director	2019
Lawrence C. Tucker 140 Broadway New York, NY 10005	77	Director	2019

J. Paul Abernathy, M.D. (Independent Director) joined the Board in 2003 and is a retired board-certified general surgeon. He was in private practice at Murfreesboro Medical Clinic from 1971 until retirement in 1995. Previously, he served as a general practice physician for Hazard Memorial Hospital in Hazard, Kentucky. Lt. Col. Abernathy additionally served as a flight surgeon for the Homestead Air Force Base in Florida and Chief of Surgery for the United States Air Force at Keesler Air Force Base in Mississippi. Dr. Abernathy twice served as President of the Rutherford County Stones River Academy of Medicine and is a member of the American College of Surgeons. Dr. Abernathy has a B.S. degree from Middle Tennessee State University and an M.D. degree from the University of Tennessee. From his many years as a practicing physician, Dr. Abernathy brings a unique perspective to the Board on physician matters and the business of health care. He serves on the Company’s Audit Committee, Compensation Committee and is chairman of the Nominating and Corporate Governance Committee.

Robert G. Adams (Chairman & Affiliated Director) has served NHC for 44 years - 18 years as Senior Vice President, 11 years as Chief Operating Officer, 5 years as President, 12 years as CEO and 26 years on the Board. He became Chairman of the Board on January 1, 2009 and served as Chief Executive Officer from November 1, 2004 until December 31, 2016. Mr. Adams retired from his position as CEO effective December 31, 2016 but remains non-executive Chairman of the Board. He has extensive long-term health care experience, including serving NHC as a healthcare center administrator and Regional Vice President. As the former CEO, Mr. Adams provides a valuable perspective regarding the business and strategic direction of the Company and brings his experience in all aspects of the Company’s business to the Board’s deliberations. Mr. Adams has a B.S. degree from Middle Tennessee State University. He also served on the board of National Health Realty, Inc. from December 1997 through October 2007. He is the brother of W. Andrew Adams.

W. Andrew Adams (Affiliated Director) served NHC as a full-time employee and director for 32 years and served as its President and CEO until he resigned those positions in 2004, remaining as Chairman of the Board through 2008. At its inception in December 1997, he served National Health Realty, Inc. as President and Chairman of the Board, resigning his position as President in November 2004. Mr. Adams has been President (through February 25, 2009) and CEO (through February 28, 2011) and Director of National Health Investors, Inc. (“NHI”) since its inception in 1991; he continues as Chairman of the Board. Mr. Adams currently serves on the Board of Trustees at Middle Tennessee State University and on its Audit and Compliance Committee. He previously served on the boards of American Health Care Association, National Council of Health Centers, Assisted Living Concepts, SunTrust Bank, Lipscomb University and the Boy Scouts of America. Mr. Adams’ years of experience in the health care industry are invaluable to the Board along with his thorough financial acumen and leadership skills. He received his B.S. and M.B.A. from Middle Tennessee State University. He is the brother of Robert G. Adams.

Ernest G. Burgess, III (Independent Director) served as NHC’s Senior Vice President of Operations for 20 years before retiring in 1994. In his past role as Senior Vice President of Operations, he gained significant operational experience in the long-term care business as well as experience with financial and accounting matters. He has a M.S. degree from the University of Tennessee and is currently retired after 12 years as the Mayor of Rutherford County, Tennessee. He brings to the Board unique leadership skills as well as the current government relations experience he has acquired as Mayor. Mr. Burgess also served on the board of National Health Realty, Inc. from December 1997 through October 2007. Mr. Burgess has been an NHC director since 1992 and serves on NHC’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Stephen F. Flatt (CEO & Inside Director) was appointed to the Board and named Chief Executive Officer effective January 1, 2017. He joined NHC in June 2005 as Senior Vice President-Development. On January 1, 2009, Mr. Flatt became NHC’s President. He served as the President of Lipscomb University from 1997 through June 2005 and, prior to that, President of Ezell Harding Christian School in Nashville and Vice President of Financial Affairs and Institutional Planning at Lipscomb. Mr. Flatt currently serves as Co-Chair of the Council for Post Acute Care (CPAC), the Board of Trust of The Community Foundation of Middle Tennessee, and the Board of Directors of the Nashville Health Care Council. In 2013, he was a member of the Council’s inaugural “Health Care Fellows” Program led by Senator Bill Frist. Also in 2013 he was named one of Middle Tennessee’s “Health-Care Heroes” by the Nashville Business Journal. Mr. Flatt’s role as Chief Executive Officer and his considerable experience in the health care field provides the Board with valued insight and leadership. He received his B.A. degree from David Lipscomb College and his M.S. degree and Ph.D. from George Peabody College of Vanderbilt University.

Emil E. Hassan (Independent Director) joined the Board in April 2004. In 2004, he retired from the position of Senior Vice President of manufacturing, purchasing, quality and logistics for Nissan North America, Inc. while also serving as Chairman and CEO of Distribution and Auto Services (“DAS”), a Nissan affiliate company. Prior to joining Nissan, he was with Ford Motor Co. for twelve years, where he held various management positions in engineering and manufacturing. Mr. Hassan brings to the Board, among other skills and qualifications, years of management and financial experience from his positions with Nissan and Ford Motor Company. He served for 30 years as the chairman of the Business/Education Partnership of Murfreesboro and Rutherford County and sits on the St. Thomas Health board of directors and serves on its Quality and Safety Committee along with the Finance Committee. He is a member of the Leadership Rutherford Alumni Association and the Leadership Nashville Alumni Association. He is a former board member of the Federal Reserve Bank of Atlanta, Nashville Branch. Mr. Hassan is chairman of NHC’s Compensation Committee and also serves on NHC’s Nominating and Corporate Governance Committee and Audit Committee.

Richard F. LaRoche, Jr. (Independent Director) served NHC for 27 years as Secretary and General Counsel and 14 years as Senior Vice President, retiring from these positions in May 2002. He has served as an NHC Board member since 2002. He has a law degree from Vanderbilt University and an A.B. degree from Dartmouth College. Mr. LaRoche serves as a director of privately held Lodge Manufacturing Company and is a member of its Compensation Committee. He has previously served on the publicly held boards of National Health Investors, Inc. (1991 through 2008), National Health Realty, Inc. (1997 through 2007) and Trinsic, Inc. (2003 through 2006). Mr. LaRoche’s long career as former Secretary and General Counsel of the Company, during which time he was responsible for the Company’s finance and development initiatives, provides the Board with invaluable experience in addressing the issues and challenges facing the Company. He serves on NHC’s Nominating and Corporate Governance Committee, Compensation Committee and as chairman of the Audit Committee.

Lawrence C. Tucker (Independent Director) has been associated with Brown Brothers Harriman & Co., private bankers, for 52 years, became a general partner of the firm in January 1979 and became a limited partner of the firm in January 2017. He served on that firm’s steering committee and was responsible for its corporate finance activities, which included management of the firm’s private equity funds. Mr. Tucker’s experience on several publicly traded company boards provides our Board with a unique national perspective needed for our growth strategy. His experience and expertise in the financial industry have proven invaluable. Mr. Tucker has been an NHC director since 1998 and serves on NHC’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. As previously noted, Mr. Tucker has elected to retire from the Board effective immediately following the Meeting. The decision of Mr. Tucker to retire from the Board did not involve any disagreement with the Company. Mr. Tucker has been a strong director and supporter of the Company and his 21 years of service are appreciated greatly.

EXECUTIVE OFFICERS OF THE COMPANY

Officers serve at the pleasure of the Board. The following table gives information about our executive officers (those not serving on the Board):

Executive Officers	Age	Position
B. Anderson Flatt, Sr.	57	Senior V.P. & Chief Information Officer
Brian F. Kidd	44	Senior V.P. & Controller, Principal Accounting Officer
Leroy E. McIntosh, Jr.	58	Senior V.P., Ancillary Services And Service Line Strategy
Julia W. Powell	69	Senior V.P., Patient Services & Chief Nursing Officer
Jeffrey R. Smith	55	Senior V.P. & Treasurer
R. Michael Ussery	60	President & Chief Operating Officer

B. Anderson Flatt, Sr. (Senior Vice President & Chief Information Officer) brought more than 32 years of experience in health care technology when he joined the Company in 2017, including roles at Corizon Health, Cigna-HealthSpring, and AIM HealthCare (now a division of Optum). Mr. Flatt serves on the boards of Ascend Federal Credit Union and Second Harvest Food Bank of Middle Tennessee. Mr. Flatt is the recipient of the Nashville Technology Council CIO and Volunteer of the Year (2011), Nashville Business Journal Technology Power Leader (2011 and 2012), Healthcare Hero (2014) and CIO Award (2015). He holds a B.S. degree in Computer Science from Lipscomb University.

Brian F. Kidd (Senior Vice President & Controller, Principal Accounting Officer) joined the Company in 2008. Prior to being promoted to Senior Vice President, Controller and Principal Accounting Officer in 2017, Mr. Kidd served as Vice President of Financial Reporting and Director of Financial Reporting. His responsibilities at NHC have included overseeing and reviewing all aspects of internal and external financial reporting, which includes compliance and monitoring of Generally Accepted Accounting Principles and SEC requirements. Mr. Kidd also oversees federal and state tax compliance and Sarbanes-Oxley requirements for NHC. He is very active in the community and currently serves on the boards of the Rutherford County Chamber of Commerce, Middle Tennessee State University Accounting Advisory Board, Murfreesboro Water Resources Board, Main Street: Murfreesboro/Rutherford County, Candle Wishes Foundation, Providence Christian Academy, and the One Hundred Club of Rutherford County, Inc. Prior to joining NHC, Mr. Kidd was in public accounting for 10 years. Mr. Kidd is a Certified Public Accountant and received his B.S. in Accounting from Middle Tennessee State University in 1998.

Leroy E. McIntosh, Jr. (Senior Vice President, Ancillary Services and Service Line Strategy) brought more than 27 years of healthcare leadership experience when he joined the Company in 2017. Prior to joining NHC, he served in key leadership roles with HCA’s TriStar Division and Ascension Health in the Nashville Market. Mr. McIntosh received his B.S. from Middle Tennessee State University and his M.H.A from University of St. Francis. He received designation as a Fellow from the American College of Healthcare Executives in 2008. Mr. McIntosh serves on the Arthritis Foundation Board and Life Credit Union Board.

Julia W. Powell (Chief Nursing Officer and Senior Vice President, Patient Services) has been with the Company since 1974, becoming Senior Vice President, Patient Services in 2004 and Chief Nursing Officer in 2017. She has served as a nurse consultant and director of patient assessment computerized services for NHC. Ms. Powell has a B.S. in nursing from the University of Alabama, Birmingham, and an M.A. in sociology with an emphasis in gerontology from Middle Tennessee State University. She is an ANCC Board certified Nurse Executive, Advanced. Ms. Powell is involved professionally as a member of the American Nurses’ Association, the National Gerontological Nurses Association, the American Medical Directors Association, the American Organization of Nurse Executives, the Association of Rehabilitation Nurses, and the American Society of Consultant Pharmacists. She is also involved in the local community, with membership in the Board of the League of Women Voters and the Murfreesboro Breakfast Rotary.

Jeffrey R. Smith (Senior Vice President and Treasurer) has been with the Company since 1994. Prior to being promoted to Senior Vice President and Treasurer in 2017, Mr. Smith served as the Vice President of Treasury from 2009-2016, and prior to that as the Assistant Vice President and an Accounting Manager at NHC. He serves on the boards of Project One Four and the Nashville Inner City Ministry. Mr. Smith is a C.P.A. (inactive) and earned his B.S. in Accounting from Lipscomb University in Nashville, Tennessee in 1985. Mr. Smith also earned his law degree from the Nashville School of Law in 1998 and is a licensed attorney (TN).

R. Michael Ussery (President and Chief Operating Officer) has been with the Company since 1980. On January 1, 2009, Mr. Ussery was appointed Chief Operating Officer and on January 1, 2017 he was appointed President of NHC. During his tenure with NHC he has served as Senior Vice President-Operations, Senior Vice President-Central Region, Regional Vice President, and Administrator in multiple locations. Mr. Ussery also won the top honor of Administrator of the Year in 1989. He was promoted to Senior Vice President, Operations in early January 2005. Mr. Ussery has a B.B.A. from The University of Notre Dame and an M.B.A. from Middle Tennessee State University.

Josh A. McCreary will be joining the Company as Senior Vice President, General Counsel & Secretary effective April 15, 2019. Prior to joining NHC, Mr. McCreary practiced law at Hudson, Reed & McCreary, PLLC since 1998. He regularly counseled and represented business, governments, and individuals in a wide variety of transactional, compliance, and litigation matters. He also served as the County Attorney for Rutherford County, Tennessee, one of the fastest growing counties in the country.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board held four meetings during 2018. All directors were present at the regularly scheduled meetings of the Board and of committees on which they served. The Company strongly urges, but does not require, directors to attend the 2019 annual meeting of the shareholders. At the 2018 annual meeting, all directors were in attendance. The NYSE American listing rules require that a majority of the Board be comprised of independent directors. The Board has identified Dr. Abernathy, Mr. Burgess, Mr. Hassan, Mr. LaRoche and Mr. Tucker as independent directors according to Section 802A of the NYSE American Company Guide.

Historically we have followed the traditional board leadership model – with our Chief Executive Officer also serving as Chairman of our Board. However, effective December 31, 2016, Mr. Robert Adams retired as Chief Executive Officer but remains as the non-executive Chairman of our Board. As a result, we have changed our board leadership. As our Chairman, Mr. Robert Adams is charged with presiding over all meetings of the Board of Directors and our shareholders and providing advice and counsel to the CEO and our Company's other officers regarding our business and operations. With 43 years of experience with NHC, including 12 as the CEO and 25 years on the Board, Mr. Adams is well positioned to provide our CEO with guidance, advice and counsel regarding our Company's business, operations and strategy. We believe that having Mr. Adams as Chairman allows us to continue to draw upon his extensive knowledge of the healthcare industries. Our customers, suppliers and other business partners have always viewed Mr. Robert Adams as a visionary leader in our industry, and we believe that having him remain as the Chairman of the Board even though he has retired as the CEO is good for our business. Accordingly, we believe that now having separate Chairman and CEO positions is currently the best governance model for our Company and our shareholders.

Our Board committees, each comprised solely of five independent directors and each with a separate chair, are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of our current independent directors serves on each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Audit Committee oversees the accounting and financial reporting processes, as well as legal and compliance matters and some aspects of the Company’s risk management processes. The Compensation Committee oversees the annual performance evaluation of our CEO and other top executives, and, along with the full Board, is also responsible for overseeing succession planning. The Nominating and Corporate Governance Committee monitors matters such as the composition of the Board and its committees, Board performance and “best practices” in corporate governance.

Our Board’s Audit Committee is responsible for overseeing the risk management function of the Board. As part of this function, the Audit Committee has appointed a Certification Committee comprised of the Company’s Compliance Officer, Chairman of the Audit Committee, Chief Audit Executive, Principal Accounting Officer, Assistant Vice President of Reimbursement, Treasurer, and General Counsel to meet quarterly with a designated member of the Board’s Audit Committee. In 2018, NHC’s Certification Committee met four times. These officers meet with the designated Audit Committee representative separately and then jointly to report on risk related matters and to ensure proper communication between senior management, the Audit Committee and the full Board. While the Audit Committee discharges this responsibility, our entire Board is also actively involved in overseeing risk management. For example, at each of its meetings, the Board receives a report from the Chair of the Audit Committee and discusses risks that we are currently facing. In addition, each of our Board committees considers the risks within its area of responsibilities. For example, our Compensation Committee considers risks that may be implicated by our executive compensation programs and, consistent with NYSE American Listing Standards, our Audit Committee considers the impact of risk on our financial position and the adequacy of our risk-related internal controls.

Our directors bring a broad range of leadership experience to the boardroom and regularly contribute to thoughtful discussion involved in effectively overseeing the business and affairs of the Company. We believe the atmosphere of our Board is collegial, that all Board members are well engaged in their responsibilities, and that all Board members express their views and consider the opinions expressed by other directors.

On an annual basis, as part of our governance review and succession planning, the Board (led by the Nominating and Corporate Governance Committee) evaluates our leadership structure to ensure that it remains the optimal structure for our Company and our shareholders. We recognize that different board leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. The Board is comprised of experienced independent directors, the Board committees are led by independent directors and the independent directors hold regular meetings in executive session which we believe remains the optimal structure for our Company and our shareholders.

The Board publishes the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee on NHC’s website at www.nhccare.com. Each committee is submitting a report in this Proxy Statement. Each committee adopted its respective charter, which provides that each committee elects a chairman. These committee meetings serve as the vehicle for regularly scheduled executive sessions of the non-management directors. The committee chairman serves as the presiding officer at committee meetings.

The Audit Committee has adopted procedures to receive and address complaints regarding accounting, internal control, and auditing issues. The full Board has adopted the NHC Code of Conduct and the NHC Valuesline, which are each available on the Company’s website (under the tab labeled “Investors Info”) and described in this Proxy Statement on pages 43 and 44.

Finally, we note that the Board has found that Audit Committee member and Chairman Richard F. LaRoche, Jr. meets the SEC definition of audit committee financial expert, and he meets the NYSE American definition of an independent director.

BOARD OF DIRECTORS

COMMITTEE REPORTS

Report of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include providing assistance to the Board in identifying and recommending candidates qualified to serve as directors of the Company; to review the composition of the Board; to develop, review and recommend governance policies and principles for the Company; and to review periodically the performance of the Board. The process followed by the Committee is to identify qualified individuals for Board membership and recommend them to the full Board for consideration. This includes all potential candidates, whether initially recommended from management, other Board members or shareholders of the Company. Nominations by shareholders should be sent to National HealthCare Corporation, 100 E. Vine Street, Suite 1400, Murfreesboro, Tennessee 37130, Attn: Nominating and Corporate Governance Committee. Any such nominations by shareholders shall include the candidate’s name, together with appropriate biographical information of the candidate and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 3% of the Company’s Common Stock for at least three years as of the date the recommendation is made. If the appropriate biographical information is provided on a timely basis, the Committee will evaluate shareholder recommended candidates by following substantially the same process, and applying the same criteria, as it follows for candidates submitted by others.

In determining whether to recommend a candidate for the Board’s consideration, the Committee looks at various criteria including diversity, independence, experience, expertise, skills and an understanding of the health care industry, finance and accounting. The Committee’s evaluation of director nominees includes consideration of their ability to contribute to the diversity of personal and professional experiences, opinion, perspectives and backgrounds on the Board. Nominees are not discriminated against on the basis of race, color, religion, sex, ancestry, national origin, sexual orientation, disability or any other basis proscribed by law. The principal qualification of a director is the ability to act successfully on the shareholders’ behalf. The Committee then evaluates each nominee and does an internal rank ordering. Because of their experience with the Company, existing Board members are automatically considered by the Committee for re-election. The Company believes that the collective experience and qualifications of the directors should provide a variety of understanding and abilities that will allow the Board to fulfill its responsibilities. The Company has not paid a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees.

The Nominating and Corporate Governance Committee met on February 13, 2018, as reported in last year’s proxy, then again in 2019, on February 14, which resulted in the nominations of Stephen F. Flatt and Richard F. LaRoche, Jr., for re-election to the Board at this 2019 Annual Meeting. Lawrence C. Tucker will not stand for re-election this year; therefore, he will retire as Director at the time his current term ends.

Submitted by the National HealthCare Corporation Nominating and Corporate Governance Committee.

J. Paul Abernathy, Chairman
Ernest G. Burgess III
Emil E. Hassan
Richard F. LaRoche, Jr.
Lawrence C. Tucker

Report of the Audit Committee

The Audit Committee met four times in 2018 and has filed the following report. The Audit Committee engaged Ernst and Young, LLP (“EY”) for the quarterly reviews and the December 31, 2018 audit.

The Company and EY executed an audit engagement letter on May 21, 2009 and EY was engaged as the Company’s independent registered public accounting firm on May 21, 2009. The Company has executed engagement letters for each subsequent year. The Company has engaged EY as its independent registered public accounting firm for the year ended December 31, 2018. In deciding to engage EY, the Audit Committee reviewed auditor independence and existing relationships with EY and concluded that EY has no relationship with the Company that would impair its independence. Representatives of EY will attend the Meeting, have an opportunity to make a statement if they desire, and be available to answer questions from the shareholders.

During 2018, the Audit Committee reviewed the Company's financial reporting process on behalf of the Board and shareholders. Management has the primary responsibility for the preparation of financial statements in the reporting process. The Company's independent registered public accounting firm is responsible for expressing an opinion on the conformity of NHC's financial statements with U.S. generally accepted accounting principles, as well as attesting to the effectiveness of NHC’s internal control over financial reporting. The Audit Committee completed its annual self-assessment evaluation, the senior management assessment, the internal auditor assessment and the external auditor assessment and summarized those assessments for 2018 at its February 14, 2019 meeting.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements, which are included in the materials accompanying this Proxy Statement. It also meets quarterly in executive session with the Company’s Section 404 compliance officer and EY. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) and as required by SEC and NYSE American rules. In addition, the Audit Committee has received from the independent registered public accounting firm the written communication required by PCAOB and discussed with them their independence from the Company and its management. Aggregate fees billed by EY for the following categories of services are as follows:

	2017	2018
Audit Fees – EY (1)	$1,200,000	$1,200,000
Audit-Related Fees – EY	-0-	-0-
Tax Fees (tax compliance, tax advice and tax planning)	-0-	-0-
All Other Fees	-0-	-0-

(1) Fees for services related to the audit of the Company’s consolidated financial statements and internal control over financial reporting, quarterly reviews of the Company’s unaudited interim financial statements and statutory audits of insurance subsidiaries.

The Audit Committee’s Pre-Approval Procedure requires the full Audit Committee to pre-approve any transaction with the Company’s independent registered public accounting firm, which pre-approval was obtained in all applicable cases.

In reliance on the reviews and discussions referred to above and the Restated Audit Committee Charter and legal requirements applicable for 2017, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements and Section 404 attestation report be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC and distribution to our shareholders.

The members of the Audit Committee are listed below. Each has been determined to be independent and the Chairman to be financially literate pursuant to Section 803B(2)(a)(iii) of the NYSE American Company Guide. The Board has also found that Audit Committee member and Chairman Richard F. LaRoche, Jr. meets the SEC definition of an “Audit Committee Financial Expert.”

Submitted by the National HealthCare Corporation Audit Committee.

Richard F. LaRoche, Jr., Chairman
J. Paul Abernathy, M.D.
Ernest G. Burgess III
Emil E. Hassan
Lawrence C. Tucker

Compensation Committee Report

The Compensation Committee, which met once in 2018, on February 12 and 13, and once in 2019, on February 14, sets the compensation principles for the Company and reviews and establishes the principles for individual compensation levels for the Named Executive Officers.

For the annual executive compensation review, management provides the Compensation Committee with benchmark data for base salary and equity awards; additionally, management uses compensation information provided by AON as a source for benchmark data for the Named Executive Officers. AON draws data from proxy statements and reports filed with the SEC. No other compensation consultants are used by the Committee.

The Company does not have employment agreements with its executive officers. However, the Company does have indemnification agreements with each of its directors and executive officers. The indemnification agreement is a single standard form for each of the Company’s directors and executive officers and supplements and clarifies the Company’s indemnification obligations under its Charter and bylaws. The Company may enter into the indemnification agreement with future directors and executive officers.

The Chief Executive Officer’s compensation is based on his performance in light of the corporate goals and objectives approved by the Committee. In determining the long-term incentive component of the Chief Executive Officer’s compensation, the Committee considers the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies and the awards given to the Chief Executive Officer in past years. The Committee meets with the Chief Executive Officer of the Company to discuss the annual evaluation of the CEO’s performance and the performance of the other Executive Officers.

The Committee has reviewed the Compensation Discussion & Analysis (“CD&A”) with management and based on that review has recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into NHC’s Form 10-K.

Submitted by the National HealthCare Corporation Compensation Committee.

Emil E. Hassan, Chairman
J. Paul Abernathy
Ernest G. Burgess III
Richard F. LaRoche, Jr.
Lawrence C. Tucker

COMPENSATION DISCUSSION & ANALYSIS

We believe that our partners (as we call our employees) are the single most important element in our success. We design our compensation program to be as similar as possible for all partners, irrespective of location, title or responsibilities. For example, we attempt to mirror the compensation plan for our partners who deliver “hands on” care with the compensation of their center-based supervisors, regional office supervisors and home office supervisors, including the Named Executive Officers of the Company. The following overview will discuss each element of compensation both as it relates to our partners generally and specifically to our five named executive officers (“Named Executive Officers”).

Historically we have designed and continue to implement a compensation program for all partners with the objective of providing every partner the opportunity to obtain total compensation equal to or higher than individuals in comparable markets or companies providing quality services in long-term health care.

Over time our compensation plan has created elements of compensation in three broad areas: first, current cash compensation; second, equity-related compensation to allow partners to participate in the growth and performance of the Company; and third, post-employment compensation. Fringe benefits, while not a significant element of our compensation program, are also discussed. The Company’s say-on-pay proposal was approved by over 99% of the votes cast at the 2017 annual meeting, which was the last time the say-on-pay proposal was submitted to our shareholders. The Committee and the Board had a discussion of the results of such shareholder vote and given the high level of shareholder support, the Committee did not materially revise the Company’s compensation policies and decisions relating to the Named Executive Officers as a result of such vote. However, the Committee determined that for 2017, the bonus plan was ineffective and thus the total compensation plan was redesigned for 2018. The Committee will continue to consider the outcome of shareholder votes and other shareholder feedback in making future compensation decisions for the Named Executive Officers.

Cash Compensation

Base Salary. Our partners, including executive officers, are paid a salary which, in keeping with our overriding objective of performance-based compensation, is generally less than the salaries of employees at comparable companies. We believe a partner that has a greater opportunity to impact the Company’s overall quality and profitability goals should have a lower base salary and be incentivized financially. In general, we have no employment agreements with our partners, including the Named Executive Officers.

As noted above, the Compensation Committee concluded that the 2017 Plan was ineffective as a performance based plan. As a result, the Compensation Committee approved a new compensation plan for 2018 (the “2018 Plan”). The 2018 Plan provides that the Base Pay of senior management should approximate 50% of the individual’s targeted compensation and the collective base pay for senior management officers was set at $2.7 million. Thus, the Committee approved an increase in the Base Pay of each of the senior management officers and the 2018 Base Salary for the Named Executive Officers was as follows:

Officer	2018 Base Salary
Stephen F. Flatt, CEO	$500,000
Brian F. Kidd, SVP & Controller; Princ. Acct. Officer	$222,500
Julia W. Powell, SVP, Patient Services & CNO	$326,000
Jeffrey R. Smith, SVP & Treasurer	$257,500
R. Michael Ussery, President & COO	$450,000

Based on public documents, we believe that base salaries for our Named Executive Officers are comparable with salaries for executive officers at “peer” companies.

Bonus Compensation. Our partners, from the hourly workers in the health care centers to the Named Executive Officers, have the opportunity to participate in cash incentive compensation plans. All of our officers, both Named Executive Officers and other executives, have allocated among themselves the responsibility for predetermined annual Company quality and financial objectives and can earn performance bonuses from the Pool described below. The Compensation Committee believes that the emphasis on both quality and financial objectives discourages excessive risk taking and that the Named Executive Officers are not rewarded for taking risks beyond those inherent in the Company’s business.

The bonuses to our Named Executive Officers are typically funded from the “NHC Executive Officer Performance Based Compensation Plan”(the “Bonus Plan”), which has been in operation in one form or another since 1977.

The Committee revised the Bonus Plan as part of the 2018 Plan. The 2018 Bonus Plan provided a bonus pool of $2.7 million (the “Bonus Pool”) for senior management officers based on achieving pre-tax earnings of $71.2 million (the “Commitment Goal”). If the 2018 pre-tax earnings was less than the Commitment Goal, then the Bonus Pool would be reduced by 20% of the amount below $71.2 million. If the 2018 pre-tax earnings was between $71.2 million and a “Target Goal” of $73 million, the Bonus Pool would remain the same. If the Target Goal was achieved, the Bonus Pool would be increased by 20% of the pre-tax earnings in excess of $73 million. Based on the performance of the Company for 2018, the pre-tax earnings adjusted for unrealized gains was $74,011,000, thus the Bonus Pool was $2,902,200.

The CEO recommended allocation of the Bonus Pool to the senior management officers, based on an evaluation of each individual’s performance goals. At least 40% of each individual’s bonus was based on the overall financial performance of the Company and was earned provided the Company meets its Target Goal of pre-tax earnings of at least $73 million. The other 60% of each individual’s bonus is based on quality measurements. Each of the Named Executive Officers, as well as other members of management, agree to a specific performance plan at the beginning of the year for that fiscal year. The performance plan sets out a specific bonus target and the components to be met to reach that bonus target. Each performance plan is unique to that specific officer. Below is a summary of each plan for the Named Executive Officers.

Stephen F. Flatt. Mr. Flatt had a target bonus of $500,000 for 2018 based upon the Company’s overall financial performance. The CEO’s corporate goals include, but are not limited to, (i) quality care, (ii) effective management of the Company’s capital structure, (iii) full compliance with internal control requirements, (iv) effective communication with our Board and shareholders, (v) succession planning, (vi) long term growth strategies and opportunities, (vii) overall Company financial performance, and (viii) customer and investor satisfaction. As the CEO, the Compensation Committee evaluated the CEO based on the overall performance of the Company.

R. Michael Ussery. Mr. Ussery had a target bonus of $550,000 for 2018 based upon achieving specific target goals in his area of responsibility and the Company’s overall financial performance. In addition to the 40% based on the financial performance of the Company, the other 60% of his target bonus was measured based on (i) clinical quality measured by SNF 5-star and HC 5-star rating and survey results, (ii) customer satisfaction survey results, (iii) workplace satisfaction based on surveys, turnover rates and retention average, (iv) legislative efforts and (v) liability insurance improvements.

Judy Powell. Ms. Powell had a target bonus of $326,000 for 2018 based upon achieving specific target goals in her area of responsibility and the Company’s overall financial performance. In addition to the 40% based on the financial performance of the Company, the other 60% of her target bonus was measured based on (i) clinical quality measured by SNF 5-star rating results, improvement in re-hospitalization rates and reduced patient incident events and (ii) customer satisfaction survey results.

Brian Kidd. Mr. Kidd had a target bonus of $200,000 for 2018 based upon achieving specific target goals in his area of responsibility and the Company’s overall financial performance. In addition to the 40% based on the financial performance of the Company, the other 60% of his target bonus was measured based on (i) timely and compliant filing of financial statements with the SEC, (ii) no financial statement restatement issues, (iii) timely and compliant income tax return and cost report filings, (iv) maintaining good partner relations in the finance department and (v) improving the Company’s financial condition, profitability and operating cash flows.

Jeffrey R. Smith. Mr. Smith had a target bonus of $250,000 for 2018 based upon achieving specific target goals in his area of responsibility and the Company’s overall financial performance. In addition to the 40% based on the financial performance of the Company, the other 60% of his target bonus was measured based on (i) successful management of accounts receivable, (ii) Caris performance goals, (iii) renewal of certain leases and financial services agreements, (iv) retaining existing management and financial services fees, (v) management of notes receivable, (vi) home office cost reductions and (vii) selection of new payroll system.

As noted above, the financial goal of $73 million of pre-tax earnings was exceeded, therefore the amount of the Bonus Pool was increased to $2,902,200. In addition, the pool of executives eligible to participate in the Bonus Pool was nine individuals at the beginning of the year, but was reduced to seven individuals at the end of the year. Based on all of the foregoing, the Compensation Committee approved the allocation of the Bonus Pool as requested by the CEO. As a result, each Named Executive Officer received their target bonus and received an additional portion of the Bonus Pool. Each individual’s bonus was paid 80% in cash, and 20% in restricted stock. The restricted stock has a three-year vesting period, with one-third of the total shares vesting each year. The number of shares of restricted stock issued in February 2019, was calculated based upon the stock price at the close of business on February 14, 2018. One-third of those shares will vest on January 1, 2020, another third on January 1, 2021, and the final third on January 1, 2022.

As a result, the Compensation Committee recommended to the full Board that the following bonuses be paid under the 2018 Plan Bonus to the Named Executive Officers, broken out between restricted stock and cash.

Officer	2018 Bonus
	Cash ($)	Restricted Stock [1](# of shares)
Stephen F. Flatt CEO	$560,000	2,303
Brian F. Kidd SVP & Controller; Princ. Acct. Officer	$188,000	773
Julia W. Powell SVP, Patient Services & CNO	$304,800	1,254
Jeffrey R. Smith SVP & Treasurer	$233,600	961
R. Michael Ussery President & COO	$528,000	2,171

1 Number of shares of restricted stock issued was based on 20% of the earned bonus amount divided by $60.79, the closing price of the Company’s common stock on February 14, 2018.

The Board will reset the Bonus Pool, the Commitment Goal and the Target Goal each year. With the approval of the Compensation Committee, our Named Executive Officers may receive discretionary bonuses that are paid in addition to any amount paid from the Bonus Plan. The payments of such bonuses, if any, are recommended at the discretion of the Chief Executive Officer to the Compensation Committee. No such discretionary bonuses were paid for 2018 performance.

The Bonus Plan is designed to reward executive officers and other key employees of the Company. At the conclusion of each fiscal year and after consultation with the CEO, the Board allocates (in accordance with the terms of the Bonus Plan) the Bonus Pool among the Named Executive Officers and, in consultation with management, among other participants. The Compensation Committee recommends and the Board approves an initial allocation of the amounts earned subject to a final allocation made by the Compensation Committee and ratified by the full Board at the end of the fiscal year. The Committee also considers any stock awards, discretionary bonuses or other compensation paid to our executive officers for that fiscal year.

Changes for 2019 Compensation Plan

The Compensation Committee decided to keep the Bonus Plan substantially the same for 2019. The 2019 Bonus Plan provides a Bonus Pool of $2,742,000 for senior management officers based on achieving pre-tax earnings of $72,538,000 (the “Commitment Goal”). If the 2019 pre-tax earnings is less than the Commitment Goal, then the Bonus Pool will be reduced by 20% of the amount below $72,538,000. If the 2019 pre-tax earnings are between $72,538,000 and a “Target Goal” of $74.3 million, Bonus Pool will remain the same. If the Target Goal is achieved, the Bonus Pool will be increased by 20% of the pre-tax earnings in excess of $74.3 million. Each individual’s bonus will be paid 80% in cash, and 20% in restricted stock. The restricted stock will have a three-year vesting period, with one-third of the total shares vesting each year. The number of shares of restricted stock issued in February 2020, will be calculated based upon the stock price at the close of business on February 14, 2019, which was $83.50. One-third of those shares will vest on January 1, 2021, another third on January 1, 2022, and the final third on January 1, 2023.

Equity Based Compensation

Other than the bonus amount paid in restricted stock as described above, our equity compensation has historically been based upon traditional stock option grants. We have maintained shareholder approved stock option plans since 1983. The most recent plan was adopted in 2010. These plans authorize the Board and its Compensation Committee to issue various types of derivative equity, including stock appreciation rights and restricted stock. Every stock option we have issued has been with an exercise price set at the trading price of our stock on the NYSE American on the stock option’s grant date. The objective of our stock equity policy is both to reward participating partners for their efforts by sharing in the Company’s stock value increase and, second, to induce partners to remain with us. We have historically accomplished the latter by granting stock options with a five year vesting period.

Stock options were granted from a shareholder approved plan to executive officers and Key Employees in March 2017. These options have a five-year term and vest thirty days prior to the expiration date in March 2022. Prior to this grant options had not been granted to executive officers and key employees since March 2011. The grant of stock options is recommended to the Compensation Committee by the executive officers. Historically there have been some stock option grants which were not exercised because they were not “in the money” at the expiration date.

On February 14, 2019, the Compensation Committee amended the Company’s outstanding options to grant a 30-day window to allow the holder of each such option to exercise up to 40% of each option granted in 2017 and 25% of each option granted in 2018. Any options exercised pursuant to this 30-day window would be held as restricted stock until the original vesting date of February 9, 2022. A number of the Named Executive Officers exercised some of their options pursuant to this amendment.

The Company has never re-priced stock options. We have never had written policies for the issuance of stock options but historically the Committee has, among other factors, taken into account management’s recommendations in approving the stock option grants. Also, the Committee, upon approval of the grants, has normally authorized management to grant the stock options at their discretion. The Company has never relied upon either the release of material information or the non-release of material information when issuing the grants.

Retirement and Post Employment Compensation

In keeping with our focus on performance compensation, we also believe in the personal responsibility of the partners to plan for their retirement. To this end, we have long made available a qualified defined contribution plan (the “401(k) Plan”) to all partners, including our Named Executive Officers. This plan is provided by National Health Corporation. Qualified plans such as the 401(k) Plan carry with them a limit on the amount of compensation that “highly compensated” employees can defer. All of our Key Employees are considered highly compensated and thus are greatly curtailed in their ability to contribute to the 401(k) Plan. Accordingly, the Company offers its highly compensated employees the opportunity to participate in a non-qualified Key Employee Deferred Compensation Plan (the “Key Employee Plan”) provided by a third party. Both plans offer participants a menu of investment choices. In the 401(k) Plan, the Company matches the partner’s contributions to the plan in an amount equal to 50% of the partner’s contribution up to 2.5% of their total quarterly compensation. The 401(k) Plan has an option of investing in our Common Stock, but the matching contribution is made irrespective of the investment choices by the partner.

In the Key Employee Plan, the Company will match 15% of a partner’s contribution to the plan only to the extent the partner’s contribution is invested in our stock. All Company contributions are vested when the participant has been in the plan for eight years. All the Company’s Named Executive Officers, Mr. S. Flatt, Mr. Kidd, Ms. Powell, Mr. Smith, and Mr. Ussery, made contributions to the third party provided Key Employee Plan in 2018, with the amounts of the Company contribution being disclosed in the Summary Compensation Table and their individual deferrals detailed in the narrative. All of the Named Executive Officers are now 100% vested in the Company match. The Key Employee Plan is not provided by the Company; it is provided by National Health Corporation.

As the Company does not enter into employment agreements with its Named Executive Officers, there are no agreements that provide for payments or benefits due in the event of a termination or change in control of the Company.

Fringe Benefits

The following fringe benefits are available to all our managerial partners, including the Named Executive Officers:

-	Cars may be provided to those officers or partners whose job requirements dictate travel in excess of 20,000 miles per year. None of our Named Executive Officers have such cars.
-	Normal and customary business expenses incurred in the performance of the Company’s duties are reimbursed based upon written guidelines.
-

All full-time partners, whether hourly or salaried, are covered with Company sponsored health insurance and must individually pay a portion of the premium for the plan in which they enroll. In addition, all benefit eligible employees are provided with a life insurance component, the premium of which is paid for all employees by the Company.

2018 SUMMARY COMPENSATION TABLE*

Name & Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)(2)	Option Awards ($) (3)	Non- Equity Incentive Plan Compen- sation ($) (4)	All Other Compen- sation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Stephen F. Flatt Chief Executive Officer	2018 2017 2016	392,584 144,528 138,308	160,000 860,000 116,000	192,508	119,130 95,229 14,567	400,000 0 734,125	8,234 8,209 8,108	1,272,456 1,107,966 1,011,108
Brian F. Kidd SVP & Controller; Princ. Acct. Officer	2018 2017	212,000 148,388	28,000 245,000	64,624	95,443 76,344	160,000 0	3,208 2,183	563,275 471,865
Julia W. Powell SVP, Patient Services & Chief Nursing Officer	2018 2017	315,014 145,288	44,000 0	104,791	95,304 76,183	260,800 500,600	5,359 5,839	825,268 727,910
Jeffrey R. Smith SVP & Treasurer	2018	256,000	33,600	80,311	95,304	200,000	12,043	677,258
R. Michael Ussery President & Chief Operating Officer	2018 2017 2016	414,000 151,962 142,308	88,000 0 84,000	181,499	107,217 85,706 15,199	440,000 850,000 765,554	22,946 23,134 22,946	1,253,662 1,110,802 1,030,007

*Columns that do not apply have been deleted.

(1) These cash bonus amounts were earned pursuant to the NHC Executive Officer Performance Based Compensation Plan which were above the target bonus as discussed in the CD&A starting on page 21.

(2) The compensation included in this column represents the aggregate grant date fair value of the restricted stock granted as a portion of the performance bonus as described in CD&A starting on page 21. The grant date fair value has been calculated in accordance with ASC Topic 718, Compensation-Stock Compensation.

(3) None of our Named Executive Officers were granted stock options in 2018. Option awards (in previous years) have been computed in accordance with ASC Topic 718, Compensation-Stock Compensation in this column.

(4) In 2018, each Named Executive Officer had an individual performance plan based on quality and financial goals of the Company, which amount was paid 80% in cash and 20% in restricted stock as described in CD&A. In 2016, Mr. Flatt and Mr. Ussery and in 2017 Mr. Ussery and Ms. Powell each had individual performance plans based on quality, financial and growth goals of the Company.

(5) The amounts listed in the All Other Compensation column are comprised of the Company match to the Named Executive Officers’ 401(k) Plan, Key Employee Plan and group term life insurance benefit. Mr. Stephen F. Flatt received a $3,438 match to his 401(k) Plan and $4,725 to the Key Employee Plan account. Mr. Kidd received a $1,278 match to his 401(k) Plan and $1,875 to the Key Employee Plan account. Ms. Powell received a match of $2,145 to the 401(k) Plan and $3,143 to the Key Employee Plan account. Mr. Smith received a match of $3,438 to the 401(k) Plan and $8,550 to the Key Employee Plan account. Mr. Ussery received a match of $3,000 to the 401(k) Plan and $19,875 to the Key Employee Plan account.

During 2018, Mr. Stephen F. Flatt deferred $31,500 under the Key Employee Plan and $7,096 under the 401(k) Plan. Mr. Kidd deferred $25,000 under the Key Employee Plan and $10,600 under the 401(k) Plan. Ms. Powell deferred $20,950 under the Key Employee Plan and $18,590 under the 401(k) Plan. Mr. Smith deferred $57,000 under the Key Employee Plan and $10,000 under the 401(k) Plan. Mr. Ussery deferred $132,500 under the Key Employee Plan and $24,500 under the 401(k) Plan.

For additional details on Key Employee Plan, please see the details in the table identified as “2018 Nonqualified Deferred Compensation.”

GRANTS OF PLAN-BASED AWARDS*

Name	Estimated Payouts Under Non-Equity Incentive Plan Awards Target ($)	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards(2) ($)
(a)	(d)	(g)	(j)	(k)	(l)
Stephen F. Flatt	400,000(1)	1,645(1)	-	-	137,506
Brian F. Kidd	160,000(1)	658(1)	-	-	55,002
Julia W. Powell	260,800(1)	1,073(1)	-	-	89,650
Jeffrey R. Smith	200,000(1)	823(1)	-	-	68,753
R. Michael Ussery	440,000(1)	1,810(1)	-	-	151,256

*Columns that do not apply have been deleted.

(1) This is the target bonus under each performance plan. The Plan also provides the 80% of this bonus will be paid in cash and 20% will be paid in restricted stock based on the closing price on February 14, 2018, which was $60.79. The restricted stock will vest 1/3 on January 1, 2020, 1/3 on January 1, 2021 and 1/3 on January 1, 2022.

(2) The grant date fair value has been calculated in accordance with ASC Topic 718, Compensation-Stock Compensation.

2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards
(a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Stephen F. Flatt	75,000	72.94	3/11/22
Brian F. Kidd	60,000	72.94	3/11/22
Julia W. Powell	60,000	72.94	3/11/22
Jeffrey R. Smith	60,000	72.94	3/11/22
R. Michael Ussery	67,500	72.94	3/11/22

2018 OPTION EXERCISES AND STOCK VESTED

None of the Named Executive Officers exercised any option or had any stock vest in 2018; thus this table is not utilized.

2018 PENSION BENEFITS

The Company does not offer any pension benefit plans; thus this table is not utilized.

2018 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY (1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(1) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Stephen F. Flatt	31,500	4,725	-	-	-
Brian F. Kidd	25,000	1,875	-	-	-
Julia W. Powell	20,950	3,143	-	-	-
Jeffrey R. Smith	57,000	8,550	-	-	-
R. Michael Ussery	132,500	19,875	-	-	-

1) The Key Employee Plan is not provided by the Company and as such the Company has no responsibility for Aggregate Earnings or the Aggregate Balance. While the Company funds and expenses the contributions to the Plan, the Company is not obligated to pay the executive the Aggregate Balance of the nonqualified deferred compensation account and the Aggregate Balance is not a claim on the Company’s assets. Therefore, no amounts are reported under these columns. See the second paragraph under “Retirement and Post Employment Compensation” of the CD&A, on page 29.

The Company’s only non-qualified deferred compensation plan has been previously described under the heading “Retirement and Post Employment Compensation” beginning on page 29. The above table indicates that all of the Named Executive Officers contributed to the plan during 2018. The amounts set forth in column (b) in the 2018 Nonqualified Deferred Compensation Table above are included in the Summary Compensation Table in columns (c), (d) or (g) and the amounts set forth in column (c) in the 2018 Nonqualified Deferred Compensation Table above are included in the Summary Compensation Table in column (i). All of the Named Executive Officers deferred a portion of their 2018 bonus or Non-Equity Incentive Plan, which was paid in 2019 but considered 2018 compensation. The Company’s match to deferrals is reported in the year actually paid.

Pay Ratio Disclosure

On August 5, 2015, the SEC adopted new rules implementing the pay ratio disclosure requirement of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). These rules require reporting companies to disclose the ratio of the annual compensation of the company's median employee to the annual compensation of its principal executive officer.

We determined our median employee based on the bi-weekly payroll ended November 19, 2017 and paid on November 28, 2017. The gross pay for all employees paid on the selected payroll, other than the CEO, were ranked highest to lowest. We used the same median employee for 2018 because there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. The 2018 annual gross compensation for the median employee selected in this analysis was $29,668, and our CEO’s annual compensation for 2018 was $1,272,456. The ratio of these amounts is 42.9 to one.

There is a great deal of flexibility in how the median employee is identified. Companies are using different approaches that are appropriate for their employee population and compensation programs and are using estimates and assumptions. As a result, the ratios that other companies have calculated may not be comparable to the ratio that we have presented not only because of different businesses or different compensation programs, but because of using different methodologies and assumptions.

DIRECTOR COMPENSATION

Our principles of directors’ compensation are aligned with the overall goals and objectives of overall partner compensation. That is, the directors (as the policy makers for the Company) should be compensated primarily by the quality and financial performance of the Company and only secondarily by cash compensation. Accordingly, director compensation is divided into two components:

A.       Cash Compensation. Directors receive cash compensation based on meetings attended. The current compensation is $3,000 per regularly scheduled meeting attended and is an amount which was recommended to the Board by the Chief Executive Officer, but which may be set at the Board’s discretion. Since 2002, the Company also chartered and created three Board committees: the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee. Beginning in 2008, the Chairman of the Audit Committee received an additional fee of $8,000 per year and the Chairmen of the Compensation and the Nominating and Corporate Governance Committees each received an additional fee of $4,000 per year. In addition, Mr. LaRoche serves on the Certification Committee as described above and he received $4,000 for serving on that committee.

B.       Equity Awards. The 2010 Plan provides that directors who are not executive officers will receive a five-year stock option grant to purchase 7,500 shares of the Common Stock to be granted and issued on the day of the annual meeting of shareholders each year with an exercise price set at the closing price of NHC’s Common Stock on that day. Such options will expire at the end of five years and vest immediately upon grant.

For 2018, the Compensation Committee granted to each non-employee director a discretionary cash bonus of $125,000. These bonuses must be used by Board members to exercise outstanding options and thus increase their ownership in the Company. The Company believes that it helps align the directors’ interest with that of the shareholders by encouraging increased stock ownership. The Board annually reviews its total compensation package in light of compensation paid to directors of comparable health care companies and has found its compensation comparable with similar companies. The Board, in its reviews of its total compensation, took the bonuses described above into account when comparing its compensation to the compensation paid to directors of comparable health care companies.

2018 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
(a)	(b)	(d)	(g)	(h)
J. Paul Abernathy, M.D.	16,000	49,591	125,000	190,591
Robert Adams	12,000	49,591	125,000	186,591
W. Andrew Adams	12,000	49,591	125,000	186,591
Ernest G. Burgess III	12,000	49,591	125,000	186,591
Emil E. Hassan	16,000	49,591	125,000	190,591
Richard F. LaRoche, Jr.	24,000	49,591	125,000	198,591
Lawrence C. Tucker	12,000	49,591	125,000	186,591

(1) The directors were granted stock options to purchase 7,500 shares of Common stock on the date of the annual shareholders meeting – May 3, 2018. These stock option grants have been computed in accordance with ASC Topic 718, Compensation-Stock Compensation.

(2) Outside directors were each awarded a $125,000 bonus to exercise stock options in 2018.

From time to time the Board may form independent committees. These committees are empowered to retain outside advisors and pay themselves additional compensation for their work. Mr. Stephen F. Flatt, as CEO of the Company, receives no compensation for service on the Board. Directors Abernathy, R. Adams, W.A. Adams, Burgess, Hassan, LaRoche and Tucker each attended four regular Board meetings in 2018, receiving $3,000 per meeting. Mr. Robert Adams declined any additional payment for acting as non-executive Chairman during 2018.

The Company’s directors do not participate in any other compensation plans or programs of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last completed fiscal year, the Compensation Committee consisted of Messrs. Emil E. Hassan (Chairman), J. Paul Abernathy, Ernest G. Burgess III, Richard F. LaRoche, Jr. and Lawrence C. Tucker. None of the members of our Compensation Committee were officers or employees of the Company at any time during 2018. Mr. Burgess served as NHC’s Senior Vice President of Operations for 20 years before retiring in 1994 and Mr. LaRoche served 27 years with NHC as Secretary and General Counsel (14 years as Senior Vice President) before retiring in May 2002. None of the members of our Compensation Committee have a relationship requiring disclosure by the Company under Item 404 of Regulation S-K other than Mr. Burgess whose daughter serves as the administrator of a center in Murfreesboro, Tennessee. During 2018, no executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that had one or more executive officers serving as a member of our Board or Compensation Committee.

We have carefully considered these compensation programs, always taking into account shareholders' concerns and feel that our programs and the compensation which they produce for not only our Named Executive Officers but also partners in all areas of the Company and its subsidiaries are vital to our continuing efforts to obtain and retain our partners and improve our competitive position.

PROPOSAL I

ELECTION OF DIRECTORS

Pursuant to our Charter, the directors are divided into three groups. Each group is elected for a three-year term and only one group is up for election each year. At its February 14, 2019 meeting, the Nominating and Corporate Governance Committee voted to nominate two directors from the current class of directors for re-election to the Board, each to serve a term of three years or until their successors are duly elected and qualified. These currently serving directors are Stephen F. Flatt and Richard F. LaRoche, Jr.

In February 2013, the Board amended the Company's Bylaws to provide that directors in uncontested elections will be elected by a majority of votes cast. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee.  If a proxy does not specifically vote against the election of Stephen F. Flatt and Richard F. LaRoche, Jr., your proxy holder intends to vote for the election of each to hold office as a director for a term of three years for Stephen F. Flatt and Richard F. LaRoche, Jr., in each case until his successor has been duly elected and qualified. If the nominees become unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person(s) as may be determined by the proxy holder, to the extent permitted under the U.S. Securities Laws.

In accordance with the Bylaw amendment, the Board will nominate for election or re-election as a director only candidates who agree to tender, promptly following their failure to receive the required vote for election or re-election at the next meeting at which they would face election or re-election, an irrevocable resignation that will be effective upon acceptance by the Board. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation, promptly following their appointment to the Board.

If an incumbent director fails to receive the required vote for re-election, then, within 90 days following certification of the shareholder vote, the Nominating and Corporate Governance Committee will act to determine whether to accept the director’s resignation and will submit the recommendation for prompt consideration by the Board, and the Board will act on the Committee’s recommendation. Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC. Any director who tenders his or her resignation pursuant to this provision of our Bylaws may not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTORS NOMINATED IN PROPOSAL I.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 as amended requires officers, directors, and persons who own more than 10% of the Company's equity securities to file statements of changes in beneficial ownership (Forms 4 or 5) with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file, and they must make such filings with the SEC within two business days of any applicable transaction. The Company reminds all of the officers and directors of this requirement monthly.

To the Company's knowledge and based on the review of the copies of such forms received by it and monthly statements provided by officers and directors, the Company believes that during 2018 all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were filed timely, except for one Form 4 filed three months late by Leroy E. McIntosh, Jr. and two Form 4s filed by Ernest G. Burgess, III., one three days late and one one day late.

SECURITIES OWNED BY DIRECTORS & OFFICERS

The following table presents the security ownership of management, showing the ownership of directors, Named Executive Officers and directors and executive officers as a group as of the end of business on March 20, 2019.

Name of Beneficial Owner	Amount & Nature of Common Stock Beneficial Ownership(1)	Percent of Class
J. Paul Abernathy, M.D., Director	43,446 (2)	*
Robert G. Adams, Chairman	432,466 (3)	2.8%
W. Andrew Adams, Director	705,647 (4)	4.6%
Ernest G. Burgess III, Director	121,234 (5)	*
Emil E. Hassan, Director	88,009 (6)	*
Richard F. LaRoche, Jr., Director	381,441 (7)	2.5%
Lawrence C. Tucker, Director	180,000 (8)	1.2%
Stephen F. Flatt, CEO & Director	47,827 (9)	*
Brian F. Kidd SVP & Controller; Princ. Acct. Officer	16,463 (10)	*
Julia W. Powell SVP, Patient Services & CNO	113,784(11)	*
Jeffrey R. Smith SVP & Treasurer	1,994(12)	*
R. Michael Ussery, Chief Operating Officer & President	146,066 (13)	1.0*
Directors & Executive Officers as a Group (14 people)	2,283,064 (14)	14.9%

* Less than 1%

(1) The percentages shown are based on 15,303,990 shares of Common Stock outstanding as of March 20, 2019, plus, as to each individual listed, the number of shares of Common Stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming the exercise of options that are exercisable within 60 days.

(2) Includes 18,794 shares issuable upon the exercise of options.

(3) Includes 9,235 shares issuable upon the exercise of options. 421,211 of these shares are owned by trusts and partnerships of which Mr. Robert G. Adams is the trustee or general partner.

(4) Includes 35,000 shares issuable upon the exercise of options. Of these shares, 35,407 common shares are owned by trusts and partnerships of which Mr. W.A. Adams is the trustee or general partner. In addition, 249,366 of these shares have been pledged as security for an expired line of credit by Mr. W. A. Adams.

(5) Includes 22,500 shares issuable upon the exercise of options. Of these shares, 25,000 common shares are held in a margin account.

(6) Includes 30,000 shares issuable upon the exercise of options.

(7) Includes 37,500 shares issuable upon the exercise of options. Of these shares, 125,523 shares of Common Stock are owned by trusts and partnerships of which Mr. LaRoche is the trustee or general partner, and 12,000 shares have been pledged as security for a loan.

(8) Includes 25,700 shares issuable upon the exercise of options.

(9) Includes 5,143 shares of restricted stock. Of these shares, 7,800 common shares have been pledged as security for a loan by Mr. Stephen F. Flatt.

(10) Includes 3,056 shares of restricted stock. Of these shares, 5,000 have been pledged as security for a loan.

(11) Includes 1,254 shares of restricted stock.

(12) Includes 1,783 shares of restricted stock.

(13) Includes 9,641 shares of restricted stock.

(14) Includes 178,729 shares issuable upon the exercise of options and 25,564 shares of restricted stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Persons

NHC employs three persons who are immediate family members of directors and/or executive officers as described in this Proxy Statement under the caption “Directors & Executive Officers of Registrant” and who receive in excess of $120,000 in salary and benefits. J. Buckley Winfree is the son-in-law of Robert G. Adams and is the Administrator of AdamsPlace in Murfreesboro, Tennessee, a wholly-owned subsidiary of NHC. Lynn B. Foster is the daughter of Ernest G. Burgess III and serves as Administrator of NHC HealthCare, Murfreesboro, which is managed by NHC. Both administrators are compensated in accordance with the same standards that are applied to administrators at NHC owned, managed or leased nursing facilities. Terry L. Leeman is the son-in-law of Robert G. Adams and is the President of Nutritional Support Services located in Knoxville, Tennessee.

National Health Investors, Inc.

In 1991, NHC formed NHI as a wholly-owned subsidiary. The Company then transferred to NHI certain healthcare facilities owned by us and distributed the shares of NHI to NHC’s shareholders. The distribution had the effect of separating NHC and NHI into two independent public companies. As a result of the distribution, all of the outstanding shares of NHI were distributed to the then NHC investors. NHI is listed on the New York Stock Exchange and at December 31, 2018, NHC owned 1,630,642 shares (3.82%) of NHI’s outstanding Common Stock.

At December 31, 2018, we lease from NHI the real property of 35 skilled nursing facilities, seven assisted living centers and three independent living centers under two separate lease agreements. As part of the first lease agreement, we also sublease four Florida skilled nursing facilities to a third-party operator. Total rent paid to NHI for the year ended December 31, 2018 was $37,913,000.

On January 1, 2007, a 15-year lease extension began which included three additional five-year renewal options. In December 2012, NHC extended the lease agreement through the first of the three additional five-year renewal options, which extended the lease date through 2026. The two additional five-year renewal options on the lease still remain. Under the terms of the lease, base rent totals $30,750,000 with rent thereafter escalating by 4% of the increase in facility revenue over a 2007 base year. The percentage rent is based on a quarterly calculation of revenue increases and is payable on a quarterly basis. Percentage rent for 2018 was approximately $3,713,000.

On September 1, 2013 and under a second lease agreement, NHC began operating seven skilled nursing facilities in New Hampshire and Massachusetts. The 15-year lease term consists of base rent of $3,450,000 annually with rent escalating by 4% of the increase in facility revenue over a 2014 base year. Additionally, NHC has the option to purchase the seven facilities from NHI in the 13th year of the lease for a purchase price of $49,000,000.

National Health Corporation

National Health Corporation (“National”), which is wholly-owned by the National Health Corporation Leveraged Employee Stock Ownership Plan (“ESOP”), was formed in 1986 and is NHC’s administrative services affiliate and contractor. Currently, NHC manages five centers for National under a management contract that has been extended until January 1, 2028.

In conjunction with NHC’s management contract, the Company has entered into a line of credit arrangement whereby amounts may be due to or from National from time to time. The maximum loan commitment under the line of credit is $2,000,000. There is no amount outstanding as of December 31, 2018. The interest rate on the line of credit is 85% of prime and matures on January 1, 2028. During 1991, NHC borrowed $10,000,000 from National. The term note payable required quarterly interest payments at the prime rate minus 0.85 percent. The entire principal was repaid during the third quarter of 2018.

National provides payroll services to NHC and provides employee fringe benefits. We pay to National all the costs of personnel employed for our benefit, as well as an administrative fee equal to 1% of payroll costs. At December 31, 2018 National owned 1,084,763 shares (or approximately 7.1%) of NHC’s outstanding Common Stock. Please refer to Note 18 of the consolidated financial statements of the 2018 Form 10-K for more detail regarding NHC’s relationship with National.

Policies and Procedures for Related Party Persons Review

The Audit Committee of our Board reviews and evaluates any transaction, arrangement or relationship in which NHC or any of its subsidiaries or affiliates is a participant and the amount involved exceeds $120,000 in which an executive officer, director, director nominee or 5% shareholder (or their immediate family members) (each of whom we refer to as a “related party”) has a direct or indirect material interest.

The Company’s related party policy is in writing and is a part of the Restated Audit Committee Charter which is published on our website. A related party transaction reviewed under the policy will be considered ratified if it is approved by the Audit Committee (the “Committee”) after full disclosure of the related party’s interest in the transaction. As appropriate for the circumstances, the Committee will review and consider:

●	the related party’s interest in the related party transaction;
●	the approximate dollar value of the amount involved in the related party transaction;
●	whether the transaction was undertaken in the ordinary course of the Company’s business;
●

whether the terms of the transaction are proposed to be, or were, entered into on terms no less favorable to the Company than terms that could have been, or have been, reached with an unrelated third party;

●	the purpose of, and the potential benefits to us of, the transaction;
●	whether any alternatives were considered that would not have involved a transaction with a related party; and
●

any other information regarding the related party transaction or the related party in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee may approve or ratify the transaction only if the Committee determines that, under all of the circumstances, the transaction is in the Company’s best interest. The Committee may impose any conditions on the Company in connection with the related party transaction that it deems appropriate.

SHAREHOLDER COMMUNICATIONS

The Board has adopted the “NHC Valuesline” program in order to enable employees, shareholders, and any other interested party to communicate (on a non-identifiable basis if so desired) with the NHC Compliance Officer, NHC executive officers, and the NHC Board. The Valuesline toll free number is 888-568-8578 and is answered by an independent contractor who transmits the communication to the Compliance Officer and establishes a date by which the caller can obtain a response to the communication, if so requested. The Compliance Officer will forward any inquiries to or about executive officers or directors to the Corporate Secretary, who will coordinate any necessary communication and response. All shareholder communications concerning officers, directors, or corporate board questions are relayed to the Board. The Compliance Officer meets at least annually with the Board in Executive Session.

SHAREHOLDER PROPOSALS

Proposals from shareholders intended for inclusion in the Proxy Statement and form of proxy for the 2020 annual meeting of shareholders must be received by the Company on or before December 6, 2019. Proposals submitted after December 6, 2019 will be considered untimely for the 2020 annual meeting of shareholders pursuant to SEC Rule 14a-8(e). Your submission of any proposal will be reviewed in accordance with the procedures found in SEC Regulation 14a-8, which we will supply upon request. In addition, if the Company is not notified by February 19, 2020 of a proposal to be brought before the 2020 annual meeting by a shareholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This practice, which is commonly referred to as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. NHC and some brokers household proxy materials unless contrary instructions have been received from the affected shareholders. NHC will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to NHC’s Secretary at 100 E. Vine Street Murfreesboro, TN 37130, telephone (615) 890-2020, and we will promptly deliver such materials to you. You may also contact the above if you (and other shareholders sharing the same address) are receiving multiple copies of proxy materials and wish to receive only one.

EXPENSES OF SOLICITATION

The total cost of this solicitation will be borne by the Company. As of the date of this proxy statement, we do not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar recordholders for reasonable expenses in mailing proxy materials to the beneficial owners of our common stock. The Company utilizes the services of Broadridge Financial Solutions to disseminate its proxy materials for an estimated cost of $18,000. In addition to use of the mail, proxies may be solicited by directors and officers of the Company personally and by telephone, telegraph, or facsimile transmission.

WEBSITE INFORMATION

The NHC website (www.nhccare.com) contains information on the Company, including public filings such as 10-Qs, 10-Ks, Statements of Beneficial Ownership, press releases and the like. We also maintain the following documents on the website, all of which we are incorporating herein by reference as though copied verbatim:

- The Restated Audit Committee Charter,

- The Compensation Committee Charter, Restated 2013,

- The Nominating and Corporate Governance Committee Charter,

- Valuesline information, and

- The NHC Code of Ethics.

The Code of Ethics has been adopted for all employees, officers and directors of the Company. If there are any amendments or waivers to the Code of Ethics, it will be published on the website. In June 2015, and in connection with an overall review of its governance policies, the Board adopted a revised Code of Ethics & Business Conduct (the “Code”) that amended, restated, and replaced the prior Code of Ethics applicable to the Company. The revised Code consolidated the Code of Ethics & Business Conduct into one central document, as opposed to various provisions included in different places within the NHC Employee Handbook. The revised Code applies to all directors, officers and employees, emphasizes managerial leadership and responsibility, and clarifies reporting and investigation of violations of the Code. The amendment of the Code did not relate to or result in any waiver, explicit or implicit, of any provision of the previous Code of Ethics. The Company posted on its website that it had adopted the revised Code on June 15, 2015.

Copies of any of these documents will be furnished, free of charge, to any interested investor upon receipt of a written request. Our press releases for at least the last three years can be accessed on the press release page and there are also listings of the various services that the Company provides, a listing of the facilities and their locations, information on long-term care insurance and job opportunities. The website is updated regularly for any SEC filings and press releases.

OTHER MATTERS

The Board knows of no other business to be presented at the Meeting, but if other matters do properly come before the Meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment to the extent permitted under the U.S. Securities Laws.

NHC
NATIONAL HEALTHCARE CORPORATION

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E63332-P21330 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NATIONAL HEALTHCARE CORPORATION

The Board of Directors recommends you vote FOR the following proposal:

Nominees:	**For**	**Against**	**Abstain**
1a. Stephen F. Flatt	☐	☐	☐
1b. Richard F. LaRoche, Jr.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E63333-P21330

NATIONAL HEALTHCARE CORPORATION
Annual Meeting of Shareholders
May 9, 2019 4:00 PM CT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Stephen F. Flatt and Robert G. Adams as Proxies, each of them with power of substitution, to represent and vote on behalf of the undersigned all of the shares of National HealthCare Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at City Center on the 14th Floor, 100 E. Vine Street, Murfreesboro, Tennessee, on Thursday, May 9th, at 4:00 PM Central Time and at any continuances thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the proposal more fully described in the notice of and proxy statement for the meeting (receipt whereof is hereby acknowledged).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM I.

Continued and to be signed on reverse side